Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Relmada Therapeutics, Inc. on Form S-1 (Amendment No. 2) (File No. 333-233228) of our report dated September 24, 2019, except for the effects of the reverse stock split discussed in Note 14, to which the date is October 11, 2019, with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc. as of June 30, 2019 and 2018, and for the years ended June 30, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 17, 2019